Exhibit 10.1
RETENTION BONUS AGREEMENT
     This agreement is dated February 12, 2009, and is between HEARTWARE, INC., a Delaware corporation (the “Company,” “us,” “we,” or “our”), and Douglas Godshall (“you” or “your”).
     The Board of Directors of the Company (the “Board”) considers it essential to foster the continued employment of key executives. The Board believes it is in the best interests of the Company, HeartWare International, Inc., a Delaware corporation that is the ultimate parent corporation of the Company (the “Parent”), and the Parent’s stockholders to have your continued dedication, notwithstanding the possibility, threat, or occurrence of a change in control of the Parent and/or the Company.
     On the date hereof, the Parent has entered into an Agreement and Plan of Merger with Thoratec Corporation, a California corporation (“Thoratec”), Thomas Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Thoratec, and Thomas Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of Thoratec (the “Merger Agreement”).
     Consequently, in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Employment Agreement. You currently are party to an employment agreement with the Company dated December 5, 2008 (the “Employment Agreement”), which remains in full force and effect and is not amended hereby.
     2. Retention Bonus.
          (a) Vesting and Payment. Subject to the provisions of this section 2, you shall be paid by the Company a cash retention bonus in the aggregate amount of $3,300,000 (the “Retention Bonus”). Such Retention Bonus shall vest and be paid within thirty (30) days following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), subject to you signing, returning to the Company within twenty-one (21) days following the Closing, and not revoking a general release of claims, in form and substance reasonably acceptable to the Company; provided that (except as accelerated vesting may occur pursuant to section 2(b) or 3 below) you remain continuously employed through the Closing; and provided, further, that you enter into a consulting agreement with Thoratec or the Company, prior to the Closing, for at least a three-month consultancy relationship with Thoratec or the Company at $7,211.54 per week (pro-rated for any partial weeks), to commence immediately after the Closing.
          (b) Effect of Termination or Resignation. In the event that, prior to the Closing, we terminate your employment for Cause (as defined in the Employment Agreement) or you resign without Good Reason (as defined in the Employment Agreement), the Retention Bonus shall be forfeited. In the event that, prior to Closing, we terminate your employment without Cause or you resign for Good Reason, the Retention Bonus shall vest in full and be paid on the later to occur of (i) the Closing and (ii) within sixty (60) days following such termination or resignation, subject to you signing, returning to the Company within fifty (50) days following such termination or resignation, and not revoking a general release of claims, in form and substance reasonably acceptable to the Company.
     3. Death; Disability. If your employment terminates by reason of death or disability prior to the Closing, the Retention Bonus shall vest and be paid within five (5) days following the Closing.
     4. Non-Exclusivity of Payments. Except as otherwise provided in this section 4, nothing in this agreement prevents or limits your continuing or future participation in any Company benefit plan, policy, or practice for which you may qualify; nor does anything in this agreement limit or affect any right that you may have under that plan, policy, or practice, or under the Employment Agreement.

     5 Limitation on Payments and Benefits.
          (a) Tax Liability. You shall bear all expense of, and be solely responsible for, all federal, state, local, or non-U.S. taxes due with respect to any payment received under this agreement, including, without limitation, any excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
          (b) Modified Cut-Back Rule. Notwithstanding anything to the contrary in this agreement, if any payment to be made under this agreement, together with any other payment or benefit that you have the right to receive from us or from any entity that is a member of an “affiliated group” (as defined under Code section 1504(a) without regard to Code section 1504(b)) of which we are a member (together with the Retention Bonus, the “Total Payments”), constitutes an “excess parachute payment” (as defined under Code section 280G(b)), the Total Payments will be reduced to the extent necessary to prevent any portion of the Total Payments from becoming nondeductible by the Company under Code section 280G or subject to the excise tax imposed under Code section 4999 but only if, by reason of such reduction, the net after-tax benefit received by you will exceed the net after-tax benefit that you would receive if no such reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all payments and the value of all benefits which you receive or are then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed by Code section 4999 with respect to the payments and benefits described in clause (i) above.
          (c) Determination Process. The determination of whether it is necessary to decrease a payment or benefit to be paid under this agreement must be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. This determination will be conclusive and binding upon you and the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the transaction giving rise to the characterization of any payments as “parachute payments,” we shall appoint another nationally recognized accounting firm to make the determination required under this agreement (in which case, that accounting firm will be referred to as the “Accounting Firm” under this agreement). We shall bear all fees of the Accounting Firm. If a reduction is necessary, the Company shall first reduce the Retention Bonus to the fullest extent necessary, and second reduce any other payment or benefit in the Company’s discretion as may be necessary, so that after such reductions no portion of any payment or benefit to be paid to you will be an excess parachute payment subject to the deduction limits under Code section 280G and the excise tax under Code section 4999. However, no payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) may be reduced to the extent that a reduction can be made to any payment or benefit that is not “deferred compensation.”
     6. Section 409A Compliance.
          (a) This agreement is intended to comply with, or otherwise be exempt from, Code section 409A.
          (b) We shall undertake to administer, interpret, and construe this agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Code section 409A.
          (c) If the Company determines in good faith that any provision of this agreement would cause you to incur an additional tax, penalty, or interest under Code section 409A, the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code section 409A or causing the imposition of such additional tax, penalty, or interest under Code section 409A.
          (d) The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to you under this agreement. We shall not be liable to you for any payment or benefit paid under this agreement that is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment or benefit made under this agreement as an amount includible in gross income under Code section 409A.
          (e) “Termination of employment,” or words of similar import, as used in this agreement means, for purposes of any payments under this agreement that are payments of deferred compensation subject to Code section 409A, your “separation from service” as defined in Code section 409A.
          (f) If a payment obligation under this agreement arises on account of your separation from service while you are a “specified employee” (as defined under Code section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service (the “Delayed Payment”) shall, in lieu thereof, be paid, as adjusted for earnings or losses thereon, within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. In the event that the provisions of this section 6(f) shall apply to any payment obligation under this agreement, the Company shall make an irrevocable contribution of an amount equal to the Delayed Payment to a grantor trust established consistent with the terms of Revenue Procedure 92-64, 33 I.R.B. 11 (8/17/92) (the “Rabbi Trust”) with a financial institution approved by you, which approval will not be withheld unreasonably, serving as the third-party trustee thereof, under the terms of which the assets of the trust may be used, in the absence of the Company’s insolvency, solely for purposes of fulfilling the Company’s obligation to pay the Delayed Payment to you in compliance with Section 409A(a)(2)(B)(i) of the Code, to the extent permitted under Code section 409A. The Company’s obligation to make the contribution to the Rabbi Trust under the immediately preceding sentence shall arise on the date of the relevant separation from service and such contribution shall be made by no later than the tenth business day (excluding federal holidays) after such date. You shall be permitted to direct the trustee how to invest the trust assets held on your behalf.
          7. Successors. This agreement is personal to you and may not be assigned other than by will or the laws of descent and distribution without our prior written consent. This agreement inures to the benefit of and is enforceable by your representatives. Likewise, this agreement inures to the benefit of and is binding upon the Company and its successors and assigns. The Company shall require any successor entity (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this agreement, the term “Company” shall mean both the Company as defined above and any such successor entity.
     8. Notices. All notices and other communications hereunder must be in writing and must be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to the employee:
     To the Company’s address of record for the employee.
     If to the Company:
     HEARTWARE, INC.
     Attention: Secretary

     205 Newbury Street
     Framingham, Massachusetts 01701
or to any other address as either party shall have furnished to the other in writing in accordance with this section 8. Notice is effective when actually received by the addressee.
     9. Severability. The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of this agreement.
     10. Withholding. We may withhold from any amount payable under this agreement federal, state, local, or non-U.S. taxes required to be withheld under applicable law.
     11. Amendment; Waiver. Except as provided in section 14 below, no provision of this agreement may be modified, waived, or discharged except by a writing signed by both parties. The failure of either party to insist upon strict compliance with any provision of this agreement or assert any right either party may have hereunder does not constitute a waiver of the provision or right under this agreement.
     12. Applicable Law. This agreement is governed in all respects, including as to validity, interpretation, and effect, by the laws of the State of Florida, without regard to its conflict of laws principles.
     13. Termination or Modification of Agreement. This agreement may not be modified on and after the consummation of the transactions contemplated under the Merger Agreement without your written consent.
     14. Counterparts. This agreement may be executed in two or more counterparts and via facsimile, each being an original and all of which, when taken together, is deemed one instrument.
[Signature page follows]

     The parties are signing this Retention Bonus Agreement on the date stated in the introductory clause.

HEARTWARE, INC.

By:	/s/ Douglas E. Godshall

Name: Douglas E. Godshall Title: President and Chief Executive Officer

By:	/s/ David McIntyre

Name: David McIntyre Title: Chief Financial Officer and Chief Operating Officer

EMPLOYEE:

/s/ Douglas Godshall

Name: Douglas Godshall